NEXTDOOR HOLDINGS, INC

September 1, 2025

Matt Anderson

    Re: Advisory Services to Nextdoor Holdings, Inc.

Dear Matt:

    This letter agreement is to confirm our understanding with respect to your role as an advisor to Nextdoor Holdings, Inc., a Delaware corporation (the “Company”), following your resignation as the Company’s Chief Financial Officer effective September 1, 2025 (the “Resignation Date”). On behalf of the Company, I would like to state that we are delighted by your interest in the Company and your willingness to advise the Company. The Company looks forward to a continued mutually beneficial association with you on the following terms, which are hereby made effective as of September 1, 2025 (the “Effective Date”):

1.Informal Management Consultations. Commencing on the Effective Date, you agree to be available on an as-needed basis to the Company to provide advisory services to the Company until the earlier of (x) the date of the Company’s employment of a new Chief Financial Officer or (y) December 31, 2025.
2.Extension of Post-Termination Exercise Period. Pursuant to your Stock Option Agreements (the “Stock Option Agreements”) with the Company and the Company’s 2018 Equity Incentive Plan and 2021 Equity Incentive Plan (together, the “Plans”), you were granted options to purchase shares of the Company’s Class A common stock and Class B common stock (collectively, the “Options”) with a post-termination exercise period of three months. As the sole and exclusive consideration for your services hereunder, the Company agrees that the Options that are vested as of the Effective Date will remain eligible to be exercised, pursuant to the terms and conditions of the Stock Option Agreements and the Plans, until the earlier of (x) June 30, 2026 or (y) immediately prior to the close of an Acquisition (as defined in the Company’s 2018 Equity Incentive Plan) or a Corporate Transaction (as defined in the Company’s 2021 Equity Incentive Plan) (such date, the “PTEP Extension Date”). Further, effective as of the Resignation Date, 1,215,433 shares of the Company’s Class A common stock and Class B common stock underlying outstanding equity awards (including, but not limited to, stock option awards and restricted stock unit awards) previously granted to you by the Company remain unvested (the “Unvested Shares”). Notwithstanding your services provided hereunder, effective as of the Resignation Date, vesting of the Unvested Shares will cease and not resume and any Unvested Shares will be forfeited. Except as provided herein, the terms of the Options and Stock Option Agreements shall remain unchanged.
3.Reimbursement of Expenses. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with your services under this letter agreement, provided that the chief executive officer of the Company approves any such expenses in advance.
4.Independent Contractor. Your relationship with the Company will be that of an independent contractor, and you will not be an agent, employee or representative of the Company. You understand that you will have no authority to enter into contracts or create obligations on behalf of the Company. Accordingly, you acknowledge that you will not be eligible for any employee benefits, and that the Company will not make any tax withholdings on your behalf.
5.Property of the Company. For purposes of this letter agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the services you provide to the Company pursuant to this letter agreement. You hereby irrevocably transfer and assign to the Company any and all of your right, title and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to the Company all Designs and Materials; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Designs and Materials in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below. Notwithstanding the foregoing, nothing herein shall limit your obligations pursuant to the Employee Invention Assignment and Confidentiality Agreement, by and between you and the Company, dated July 8, 2019.
6.Confidential Information. You recognize that, in the course of performing your services under this letter agreement, you may acquire information and materials from the Company and knowledge about information of a confidential or secret nature concerning the Company, including without limitation, knowledge about the Company’s business, products and planned products, marketing plans, financial information, forecasts, personnel, customers, clients, suppliers, experimental work and programming techniques. All such knowledge, information and materials acquired, the existence, terms and conditions of this letter agreement, and all Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this letter agreement, and not to allow any unauthorized person access to it. You agree to return to the Company promptly upon request, and in any event after termination or expiration of this letter agreement, any and all records, paper, media or other embodiment containing any Confidential Information. Nothing in this Section 6 or otherwise in this letter agreement shall limit or restrict in any way your immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit A.
7.Conflicts of Interest. You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part. You agree to inform the Company promptly and in writing if any such conflict arises. You agree that you will not disclose to the Company any proprietary information that you currently have obtained, or may obtain in the future, from any other individual or organization.
8.Non-Solicitation. For one year from the Effective Date, you will not directly or indirectly solicit away any employees or consultants of the Company for your benefit or for the benefit of any other person or entity, nor will you encourage or assist others to do so.
9.Termination. Either you or the Company may terminate this letter agreement on delivery of written notice to the other party; provided that, in the event you terminate this agreement, and notwithstanding the foregoing, the PTEP Extension Date shall be December 31, 2025. The provisions of Sections 4, 5, 6, 7, 8, 9 and 10 of this letter agreement will survive any expiration or termination of this letter agreement.
10.Interpretation. The terms contained in this letter agreement are subject to interpretation under the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this letter agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this letter agreement and the remainder of this letter agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the letter agreement. This letter agreement constitutes the complete and exclusive understanding and agreement of you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof. This letter agreement may be executed in two or more counterparts, including by facsimile or electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.
If the foregoing represents your understanding of your role as an advisor to the Company, please sign below and return the executed letter agreement to me. The enclosed copy is for your files. Once again, we appreciate your interest in Nextdoor Holdings, Inc. and look forward to a stimulating and mutually beneficial association with you.

Very truly yours,

NEXTDOOR HOLDINGS, INC.

By: /s/ Nirav Tolia
Nirav Tolia
Chief Executive Officer

AGREED AND CONSENTED TO:

/s/ Matt Anderson
Matt Anderson

EXHIBIT A
DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:
Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.